Exhibit 10.20
Addendum to Robertson Technologies Licensing, Agreement With
Companies On Text, L.L.C. Licensing Agreement Us Carrier
Market
As of 04/28/2010, the contract entitled Robertson Technologies Licensing, LLC And Companies On Text, L.L.C., a contracted distributor of Aversien Science, LLC Licensing Agreement between Robertson Technologies Licensing, LLC and Companies On Text, L.L.C. will be supplemented as follows:
I. DISTRIBUTION RIGHTS will be added as follows:
Licensee has the right to sell Licensor solutions. Licensor has an inherit right to make sales through its own organization and other contractual relationships as well. However, for the purpose of distribution to one specific market, i.e., US Wireless Phone Carriers, WHERE Licensee is granted exclusivity in this space for a period of three (3) years provided the performance measures listed in XVIII are met. If a sale is made by any other party in these markets utilizing the concept developed for these markets, the sale must flow thru Licensee. Licensee will have the responsibility to facilitate the implementation of the sales process as it does for its own direct customer. Licensee will have the right to generate its mark up or profit margin for the customers brought by other parties, provided the price point is consistent with the model developed and agreed upon.
II. PERFORMANCE MEASURES
Licensee Measures
Year 1 — Licensee is required to purchase a minimum of four million (4,000,000) licenses from the Licensor. Licensee is granted a program implementation period of six (6) months and program execution period of twelve (12) months for a total of eighteen (18) months.
Year 2 — Licensee is required to purchase a minimum of four million (4,000,000) licenses from the Licensor.
Year 3 — Licensee is required to purchase a minimum of four million (4,000,000) licenses from the Licensor.
Licensor Measures
Year 1 — Licensor is required to be able to provision four million (4,000,000) licenses.
Year 2 — Licensor is required to be able to provision four million (4,000,000) licenses.
Year 3 — Licensor is required to be able to provision four million (4,000,000) licenses.
At the end of the first 12 months licensor will review exclusivity performance and if required take corrective action to get back on track.

III. SUPPORT Licensee shall receive the support of Licensor in its efforts to market Licensor products/licenses. Aversien Science shall facilitate the support services on behalf of Licensor. This includes making arrangements, where deemed appropriate for appearances at key events, attend key meetings, endorsements (letters, video, audio, media’s, etc.). Licensor shall support its business technology systems, deliverance of technology to consumer sector, and expertise in handling technical questions. Licensor through Aversien Science shall provide training on its products/licenses to Licensee and its agents/contractors. Once trained, Licensee may become a technical implementation partner with Licensor with the capabilities of training all future contractors, agents, distribution outlets, etc. This will be reviewed and is at the sole discretion of Aversien Science and Licensor.
Any costs incurred by Licensee in the marketing and distribution of the Licensor Technology are the sole responsibility of Licensee. Such costs include, but are not limited to, travel, entertainment, printing and marketing, etc. Licensee may use certain logos and corporate partner names in marketing materials and sales presentations as agreed upon. All marketing materials developed for the purpose of selling to customers must be pre-approved by Aversien Science, L.L.C. and Licensor before use. Licensor, Aversien Science, and Licensee agree to establish a marketing material response process of seven (7) days or less for material approval. All press related material will be coordinated and approved by Licensor and Aversien Science. Licenses purchased by Licensee are one year renewable licenses and the end user has unlimited use of the general license for one full year from time of purchase, at which time a payment is due to continue use of the license.
IV. PAYMENTS.
1. License Fees. In consideration for the license and other rights granted to Licensee, Licensee will pay Licensor license fees as follows:
a.	Eight Dollars ($8.00) per license distributed through licensee. License is for a one (1) year usage and is renewable annually at the same Eight Dollar ($8.00) rate. However, Licensor and Aversien Science reserve the right to adjust pricing according to business and market conditions at the end of three year contract from date of contract execution.
2. Application of License Fees. All License fees are paid in full at the time of purchase.
3. Exclusivity Rights Market Fees. The acquisition cost to the Licensee for the exclusive rights to distribute Licensor technology in the above-mentioned markets is One Million Dollars ($1,000,000) USD, and the pre purchase of three hundred seventy-five thousand (375,000) licenses at Eight Dollars ($8.00) dollars per license, payable on or before 30 days following execution of this Agreement.

[SIGNATURE PAGE]
This Amendment to the Agreement is entered into by the parties as of the Effective Date.
DATE: May 10, 2010
Technology Provider:
Robertson Technologies Licensing, LLC

By:	/s/ Joel C. Robertson
Dr. Joel Robertson
CEO

Companies On Text: LICENSEE

By:	/s/ Michael Brady

Michael Brady
CEO